Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2020 Results
-- Declares First Quarter Dividend of $0.15 per Common Share --

NEW YORK, NY, February 17, 2021 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2020.
Financial Results(1)(2)
•Generated net income attributable to common shareholders of $19.0 million, or $0.16 per diluted share, for the quarter compared to $3.4 million, or $0.03 per diluted share, for the fourth quarter of 2019 and $93.6 million, or $0.79 per diluted share, for the year ended December 31, 2020 compared to $109.5 million, or $0.91 per diluted share, for the year ended December 31, 2019.
•Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $49.0 million, or $0.40 per share, for the quarter compared to $34.8 million, or $0.27 per share, for the fourth quarter of 2019 and $156.3 million, or $1.27 per share, for the year ended December 31, 2020 compared to $167.1 million, or $1.31 per share, for the year ended December 31, 2019.
•Generated FFO as Adjusted of $28.0 million, or $0.23 per share, for the quarter compared to $36.3 million, or $0.29 per share, for the fourth quarter of 2019 and $107.5 million, or $0.88 per share, for the year ended December 31, 2020 compared to $147.4 million, or $1.16 per share, for the year ended December 31, 2019.
Operating Results(1)(3)
•Reported a decline in same-property Net Operating Income ("NOI") including properties in redevelopment of 16.6% compared to the fourth quarter of 2019 and a decline of 14.1% compared to the year ended December 31, 2019. Results for the quarter and year ended December 31, 2020 were negatively impacted by rental revenue deemed uncollectible of $6.1 million and $30.9 million, respectively, primarily due to the COVID-19 pandemic.
•Reported a decline in same-property NOI excluding properties in redevelopment of 16.1% compared to the fourth quarter of 2019 and a decline of 14.2% compared to the year ended December 31, 2019. Results for the quarter and year ended December 31, 2020 were negatively impacted by rental revenue deemed uncollectible of $6.1 million and $30.8 million, respectively, primarily due to the COVID-19 pandemic.
•Reported same-property portfolio occupancy of 91.8%, a decrease of 130 basis points compared to September 30, 2020 and a decrease of 110 basis points compared to December 31, 2019. The decline in occupancy was primarily due to the bankruptcy of Century 21, which had a negative impact of 110 basis points.
•Reported consolidated occupancy of 89.4%, a decrease of 350 basis points compared to September 30, 2020 and a decrease of 350 basis points compared to December 31, 2019, which includes the negative impact of 190 basis points from the acquisition of Sunrise Mall in December 2020 (66% occupied).
•Executed 27 new leases, renewals and options totaling 201,000 sf during the quarter. Same-space leases totaled 181,000 sf and generated average rent spreads of 2.0% on a GAAP basis and (6.0)% on a cash basis.
Balance Sheet and Liquidity(1)(4)(5)
The Company continues to maintain one of the strongest and most liquid balance sheets in the sector.
Balance sheet highlights as of December 31, 2020, include:
•Total liquidity of approximately $1 billion, comprised of $419 million of cash on hand and $600 million available under our revolving credit agreement.
•Weighted average term to maturity of 5.5 years with no debt maturing until 2022.

•Total market capitalization of approximately $3.2 billion comprised of 121.7 million fully-diluted common shares valued at $1.6 billion and $1.6 billion of debt.
•Net debt to total market capitalization of 37%.
•Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 6.6x.

Acquisition and Disposition Activity
On December 31, 2020, the Company acquired Sunrise Mall in Massapequa, NY for $29.7 million. The property encompasses 1.2 million square feet of retail space situated on 77 acres in Nassau County, Long Island. The mall is currently 66% occupied with anchor tenants including Macy’s, Sears and Dick's Sporting Goods.
In January 2021, the Company sold a portion of its property, Lodi Commons, in Lodi, NJ for $7.2 million.

Development and Redevelopment
The Company has $132.4 million of active redevelopment projects under way, of which $86.6 million remains to be funded. These projects are expected to generate an approximate 8% unleveraged yield.

Active redevelopment projects include $83.5 million of projects related to large anchor leases executed during the year including high-performing grocers, as well as a project to convert former retail space into an industrial warehouse facility that will be occupied by a wholesale grocer.

The Company continues to evaluate all assets to determine highest and best uses, including retail, industrial, residential, commercial and storage opportunities. These redevelopment projects are consistent with our strategy to upgrade our tenant mix to better serve the communities surrounding our assets particularly where a leading grocer can be added to the property.

Financing and Investing Activities
In December 2020, the Company executed a loan modification agreement pertaining to the $129 million, 4.4% mortgage loan encumbering Las Catalinas Mall in Puerto Rico. The loan has been modified to include the following terms:
•An option for the Company to repay the loan at a discounted value of $72.5 million, a $56.5 million reduction to the balance at closing, beginning in August 2023 through the extended maturity date;
•An extension of the loan’s maturity date from August 2024 to February 2026; and
•A conversion from an amortizing 4.4% loan to interest only payments with a reduced interest pay rate over the next three years, starting at 3% in 2021 and increasing 50 basis points annually until returning to 4.4% in 2024 and thereafter.
The Company incurred $3.1 million of transaction fees and expenses related to the restructuring of the Las Catalinas Mall mortgage which has been recorded within general and administrative expenses during the fourth quarter.

Dividend
On February 17, 2021, the Board of Trustees declared a regular quarterly dividend of $0.15 per common share. The dividend will be payable on March 31, 2021 to common shareholders of record on March 15, 2021.

COVID-19 Business Update
As of February 12, 2021, the Company collected 93% of gross rent for the fourth quarter 2020, up from 89% and 81% as of the dates we reported collections for the third and second quarter of 2020, respectively. Additional information related to the COVID-19 pandemic is included in the quarterly supplemental disclosure package which can be found on the Company's website (www.uedge.com).

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended December 31, 2020.
(3) Refer to page 9 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended December 31, 2020.
(4) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended December 31, 2020.
(5) Net debt as of December 31, 2020 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $419.3 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total revenue, which the Company believes is useful to investors for similar reasons. The Company has historically defined this metric as "Cash NOI." There have been no changes to the calculation of this metric. However, the Company has decided to refer to this metric as "NOI" instead of "Cash NOI" to further clarify that, consistent with the definition of this metric, the revenue and expenses reflected in this metric include some accrued amounts and are not limited to amounts for which the Company actually received or made cash payment during the applicable period.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 72 properties for the quarters ended December 31, 2020 and 2019 and 71 properties for the years ended December 31, 2020 and 2019. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. The Company has historically defined this metric as "same-property Cash NOI." There have been no changes to the calculation of this metric. The Company has decided to refer to this metric as "same-property NOI" for the same reasons discussed above under "NOI," which we had historically defined as "Cash NOI."
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2020, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 72 properties for the quarters ended December 31, 2020 and 2019 and 71 properties for the years ended December 31, 2020 and 2019. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 79 properties totaling 16.3 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our actual future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to individuals adversely impacted by the COVID-19 pandemic, and to large and small businesses, particularly our retail tenants, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, (b) the duration of any such orders or other formal recommendations for social distancing, and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the potential adverse impact on returns from redevelopment projects, and (e) the broader impact of the severe economic contraction and increase in unemployment that has occurred in the short term, and negative consequences that will occur if these trends are not quickly reversed; (ii) the loss or bankruptcy of major tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic and the significant uncertainty as to when and under which conditions potential tenants will be able to operate physical retail locations in the future; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as the recent significant decline in the Company’s share price from prices prior to the spread of the COVID-19 pandemic; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2020 and the other documents filed by the Company with the Securities and Exchange Commission.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2020	2019
ASSETS
Real estate, at cost:
Land	$568,662	$515,621
Buildings and improvements	2,326,450	2,197,076
Construction in progress	44,689	28,522
Furniture, fixtures and equipment	7,016	7,566
Total	2,946,817	2,748,785
Accumulated depreciation and amortization	(730,366)	(671,946)
Real estate, net	2,216,451	2,076,839
Operating lease right-of-use assets	80,997	81,768
Cash and cash equivalents	384,572	432,954
Restricted cash	34,681	52,182
Tenant and other receivables	15,673	21,565
Receivables arising from the straight-lining of rents	62,106	73,878
Identified intangible assets, net of accumulated amortization of $37,009 and $30,942, respectively	56,184	48,121
Deferred leasing costs, net of accumulated amortization of $16,419 and $16,560, respectively	18,585	21,474
Prepaid expenses and other assets	70,311	37,577
Total assets	$2,939,560	$2,846,358

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,587,532	$1,546,195
Operating lease liabilities	74,972	79,913
Accounts payable, accrued expenses and other liabilities	132,980	76,644
Identified intangible liabilities, net of accumulated amortization of $71,375 and $62,610, respectively	148,183	128,830
Total liabilities	1,943,667	1,831,582
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,014,317 and 121,370,125 shares issued and outstanding, respectively	1,169	1,213
Additional paid-in capital	989,863	1,019,149
Accumulated deficit	(39,467)	(52,546)
Noncontrolling interests:
Operating partnership	38,456	46,536
Consolidated subsidiaries	5,872	424
Total equity	995,893	1,014,776
Total liabilities and equity	$2,939,560	$2,846,358

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
REVENUE
Rental revenue	$86,656	$94,840	$328,280	$384,405
Management and development fees	280	960	1,283	1,900
Other income	342	127	532	1,344
Total revenue	87,278	95,927	330,095	387,649
EXPENSES
Depreciation and amortization	26,371	28,223	96,029	94,116
Real estate taxes	15,271	14,991	60,049	60,179
Property operating	16,259	18,510	56,126	64,062
General and administrative	12,082	9,277	48,682	38,220
Casualty and impairment loss, net	3,055	3,668	3,055	12,738
Lease expense	3,467	3,429	13,667	14,466
Total expenses	76,505	78,098	277,608	283,781
Gain on sale of real estate	—	413	39,775	68,632
Gain on sale of lease	—	—	—	1,849
Interest income	212	2,104	2,599	9,774
Interest and debt expense	(17,131)	(16,770)	(71,015)	(66,639)
Gain on extinguishment of debt	—	—	34,908	—
Income (loss) before income taxes	(6,146)	3,576	58,754	117,484
Income tax benefit (expense)	25,893	(38)	38,996	(1,287)
Net income	19,747	3,538	97,750	116,197
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(787)	(164)	(4,160)	(6,699)
Consolidated subsidiaries	(1)	1	(1)	25
Net income attributable to common shareholders	$18,959	$3,375	$93,589	$109,523

Earnings per common share - Basic:	$0.16	$0.03	$0.79	$0.91
Earnings per common share - Diluted:	$0.16	$0.03	$0.79	$0.91
Weighted average shares outstanding - Basic	116,798	121,212	117,722	119,751
Weighted average shares outstanding - Diluted	116,873	121,307	117,902	119,896

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$19,747	$3,538	$97,750	$116,197
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(787)	(164)	(4,160)	(6,699)
Consolidated subsidiaries	(1)	1	(1)	25
Net income attributable to common shareholders	18,959	3,375	93,589	109,523
Adjustments:
Rental property depreciation and amortization	26,195	27,979	95,297	93,212
Gain on sale of real estate	—	(413)	(39,775)	(68,632)
Real estate impairment loss(4)	3,055	3,668	3,055	26,321
Limited partnership interests in operating partnership	787	164	4,160	6,699
FFO Applicable to diluted common shareholders	48,996	34,773	156,326	167,123
FFO per diluted common share(1)	0.40	0.27	1.27	1.31
Adjustments to FFO:
Tax impact of Puerto Rico transactions(2)	(25,382)	—	(37,543)	—
Transaction, severance and other expenses(3)	4,729	284	6,097	1,235
Write-off of receivables arising from the straight-lining of rents	1,321	—	12,025	—
Write-off of below-market intangibles due to tenant bankruptcies	(1,649)	—	(1,649)	(7,366)
Gain on extinguishment of debt	—	—	(34,908)	—
Executive transition costs	—	—	7,152	375
Environmental remediation costs	—	1,357	—	1,357
Tenant bankruptcy settlement income	—	(90)	—	(1,015)
Casualty gain, net	—	—	—	(13,583)
Gain on sale of lease	—	—	—	(1,849)
Tax impact from Hurricane Maria	—	—	—	1,111
FFO as Adjusted applicable to diluted common shareholders	$28,015	$36,324	$107,500	$147,388
FFO as Adjusted per diluted common share(1)	$0.23	$0.29	$0.88	$1.16

Weighted Average diluted common shares(1)	121,730	127,191	122,810	127,202
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter ended December 31, 2020 and December 31, 2019, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amount for the quarter and year ended December 31, 2020 reflects the income tax benefit resulting from the debt and legal entity reorganization transactions that occurred for the malls in Puerto Rico resulting in a step-up in basis.
(3) Amount for the quarter and year ended December 31, 2020 includes transaction costs associated with the debt and legal entity reorganization transactions that occurred for the malls in Puerto Rico of $4.7 million and $5.7 million, respectively.
(4) The Company sold a portion of Lodi Commons in Lodi, NJ, on January 8, 2021. The Company recorded a $3.1 million impairment charge during the fourth quarter of 2020 to write down the carrying value as of December 31, 2020.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the quarters and years ended December 31, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of NOI and same-property NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2020	2019	2020	2019
Net income	$19,747	$3,538	$97,750	$116,197
Management and development fee income from non-owned properties	(280)	(960)	(1,283)	(1,900)
Other (income) expense	(41)	266	672	1,065
Depreciation and amortization	26,371	28,223	96,029	94,116
General and administrative expense	12,082	9,277	48,682	38,220
Casualty and impairment loss, net(1)	3,055	3,668	3,055	12,738
Gain on sale of real estate	—	(413)	(39,775)	(68,632)
Gain on sale of lease	—	—	—	(1,849)
Interest income	(212)	(2,104)	(2,599)	(9,774)
Interest and debt expense	17,131	16,770	71,015	66,639
Gain on extinguishment of debt	—	—	(34,908)	—
Income tax (benefit) expense	(25,893)	38	(38,996)	1,287
Non-cash (revenue) expense	(2,597)	(866)	741	(13,819)
NOI(2)	49,363	57,437	200,383	234,288
Adjustments:
Non-same property NOI(3)	(2,462)	(3,184)	(13,230)	(17,166)
Tenant bankruptcy settlement income and lease termination income	(336)	(90)	(1,094)	(1,643)
Environmental remediation costs	—	1,357	—	1,357
Same-property NOI	$46,565	$55,520	$186,059	$216,836
NOI related to properties being redeveloped	788	1,265	4,059	4,593
Same-property NOI including properties in redevelopment	$47,353	$56,785	$190,118	$221,429

(1) The quarter and year ended December 31, 2020 and the quarter ended December 31, 2019 reflect an impairment loss recognized at one property each, respectively. The year ended December 31, 2019 reflects real estate impairment losses at four properties, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA.
(2) The Company has historically defined this metric as “Cash NOI.” There have been no changes to the calculation.
(3) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2020	2019	2020	2019
Net income	$19,747	$3,538	$97,750	$116,197
Depreciation and amortization	26,371	28,223	96,029	94,116
Interest and debt expense	17,131	16,770	71,015	66,639
Income tax (benefit) expense	(25,893)	38	(38,996)	1,287
Gain on sale of real estate	—	(413)	(39,775)	(68,632)
Real estate impairment loss	3,055	3,668	3,055	26,321
EBITDAre	40,411	51,824	189,078	235,928
Adjustments for Adjusted EBITDAre:
Transaction, severance and other expenses(1)	4,729	284	6,097	1,235
Write-off of receivables arising from the straight-lining of rents	1,321	—	12,025	—
Write-off of below-market intangibles due to tenant bankruptcies(1)	(1,649)	—	(1,649)	(7,366)
Gain on extinguishment of debt	—	—	(34,908)	—
Executive transition costs	—	—	7,152	375
Environmental remediation costs	—	1,357	—	1,357
Tenant bankruptcy settlement income	—	(90)	—	(1,015)
Casualty gain, net	—	—	—	(13,583)
Gain on sale of lease	—	—	—	(1,849)
Adjusted EBITDAre	$44,812	$53,375	$177,795	$215,082

(1) Refer to footnotes on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in these line items.